Exhibit 99.1
GAYLORD ENTERTAINMENT CO. REPORTS THIRD QUARTER EARNINGS
Gaylord Hotels Segment Revenue Increases 16.0 Percent
Gaylord National Bookings Surpass 725,000 Room Nights
NASHVILLE, Tenn. (November 6, 2006) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the third quarter of 2006.
For the third quarter ended September 30, 2006:
•	Consolidated revenue increased 11.5 percent to $231.9 million from $208.0 million in the same period last year, led by solid revenue growth in the hospitality segment.

•	Income from continuing operations was $5.7 million, or $0.14 per share, compared to a loss from continuing operations of $9.5 million, or $0.24 per share, in the prior-year quarter.

•	Hospitality segment total revenue grew 16.0 percent to $142.3 million, compared to $122.6 million in the prior-year quarter, driven by solid performance from Gaylord Palms and Gaylord Opryland. Gaylord Hotels revenue per available room[1] (“RevPAR”) and total revenue per available room[2] (“Total RevPAR”) increased 11.4 percent and 14.5 percent, respectively, compared to the third quarter of 2005.

•	Consolidated adjusted EBITDA[3] was $28.8 million compared to $21.2 million in the prior-year quarter.

•	Consolidated Cash Flow[4] (“CCF”) increased 44.4 percent to $38.4 million in the third quarter of 2006 compared to $26.6 million in the same period last year.
“As expected, our hospitality business had another good quarter,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “The Gaylord Hotels brand continues to attract the highest quality customers by offering them a unique experience for their group meeting needs. This fundamental difference drives our strong occupancy rates, robust outside the room spending and growth in CCF. Our continuously strong performance is testimony to the service we provide to our customers and the loyalty they provide us in return.”
“We continue to work hard to extend the brand into new and important locations and our development in Prince George’s County and our plans for Chula Vista remain on track. As our meeting planner relationships continue to strengthen in both quality and quantity, we intend to continue to explore new opportunities to satisfy their unique needs in ways that provide attractive returns to our shareholders.”

Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the third quarter of 2006 include:
•	Gaylord Hotels’ Total RevPAR increased 14.5 percent to $257.62, compared to $224.95 in the third quarter of 2005. Gaylord Hotels RevPAR increased 11.4 percent to $110.99 compared to $99.59 in the prior-year quarter. Occupancy increased 7.8 percentage points to 77.1 percent. Total RevPAR was favorably impacted by higher spending on banquet revenue. Average Daily Rate (ADR) was $143.88.

•	CCF increased 39.2 percent to $30.2 million in the third quarter of 2006 compared to $21.7 million in the same period last year. CCF margins for the hospitality segment increased 353 basis points to 21.2 percent from 17.7 percent in the prior-year quarter.

•	Gaylord Hotels’ same-store net definite bookings for all future years, excluding Gaylord National, decreased 37.5 percent to 220,471 net definite room nights booked in the third quarter of 2006. Gaylord Hotels’ year-to-date same-store net definite bookings for all future years increased 1.8 percent to 826,993 net definite room nights versus 812,518 room nights booked in the first three quarters of 2005.

•	Gaylord National booked an additional 80,585 net definite room nights in the third quarter of 2006, bringing National’s cumulative net definite room nights to 726,544.

•	Gaylord Hotels’ rotational bookings continue to be strong at 40.9 percent on a trailing 12 month basis, a 2.2 percent decrease versus the second quarter 2006.
“Our core hospitality business remains the catalyst of our impressive performance this year, posting a CCF improvement of 39.2 percent as our properties continue to illustrate their network-wide strength,” continued Reed. “The Palms had a strong quarter, growing Total RevPAR by 20 percent and proving that our brand offers customers a unique experience and a clear better option for large conventions in the competitive Orlando market. I am also pleased that our occupancy levels in our hotels business remained strong at 77 percent, which was led by our largest property Opryland. Our future bookings for the quarter were as expected and we remain on track to meet our guidance of 1.4 – 1.5 million same-store room nights booked based on our very strong bookings pace to date.”
At the property level, Gaylord Opryland achieved revenues of $65.1 million in the third quarter of 2006, a 22.8 percent increase compared to the prior-year quarter. RevPAR increased 13.6 percent to $114.53 from $100.85 in the third quarter of 2005 and Total RevPAR grew 19.4 percent to $254.40 in the third quarter of 2006 compared to $213.08 in the prior-year quarter. RevPAR and Total RevPAR grew primarily on the strength of a 10.2 percentage point occupancy increase which drove outside the room spend. ADR decreased 0.5 percent to $139.48 compared to the prior year quarter.
Opryland CCF grew 70.9 percent to $15.4 million versus $9.0 million in the third quarter of 2006. CCF margin increased by 668 basis points to 23.7 percent due to greater operational leverage driven by higher occupancy levels and fewer rooms having been out of service for the rooms renovation program. Third quarter 2006 operating statistics reflect 8,941 room nights removed from available inventory due to the room renovation program versus 16,001 room nights for the same quarter in 2005. The room renovation resumed this year in July and will continue into the fourth quarter of 2006, with the renovation of an additional 256 rooms, or approximately 9,400 room nights. As part of the multi-year room renovation program, the Company expects to take approximately 48,300 room nights out of service at various times in 2007.
Gaylord Palms posted revenues of $37.5 million in the third quarter of 2006, an increase of 20.3 percent compared to $31.2 million in the prior-year quarter. Gaylord Palms generated RevPAR growth of 16.8 percent from the prior year quarter to $111.86, driven by a 11.6 percentage point increase in occupancy and a 1.9 percent decrease in ADR. Total RevPAR was $289.77, up 20.3 percent from $240.85 in the third quarter of 2005 driven primarily by the increase in occupancy and a 24.5 percent increase in Food and Beverage revenue. CCF increased 62.2 percent to $7.4 million compared to the prior-year quarter of $4.6 million. CCF margin for the hotel was 19.8 percent, up 510 basis points from the prior-year quarter driven by operational efficiencies due to the increased occupancy and a greater focus on the group customer.
Gaylord Texan revenues increased 3.1 percent to $37.5 million in the third quarter of 2006 compared to $36.4 million in the prior-year quarter. RevPAR increased by 4.5 percent to $113.35 in the third quarter of 2006, due to an ADR increase of 2.4 percent to $154.12 and a 1.4 percentage point increase in occupancy. Total RevPAR improved 3.1 percent to $269.99 in the third quarter of 2006 from $261.94 in the same period last year. CCF decreased 9.2 percent to $6.8 million from $7.5 million in the third quarter of 2005 due in part to property tax consulting fees and costs associated with the new Glass Cactus nightclub. The decline in CCF led to a CCF margin of 18.2 percent, or a 247 basis point decrease compared to the third quarter of 2005.
Development Update
Progress continues on the Gaylord National development in Prince George’s County for the 2,000 room property set on the banks of the Potomac River. The National booked 80,585 room nights during the quarter, bringing the total number of advanced bookings for the property to 726,544 room nights. Negotiations continue with the Unified Port of San Diego and the City of Chula Vista to build a resort convention hotel on the San Diego Bayfront.
“Our expansion plans remain on target and we are excited to bring our high-value customers to new markets such as Prince George’s County, Maryland,” said Reed. “Advanced bookings for the Gaylord National surpassed 725,000 room nights, a validation that our 500-room expansion was the right decision. The hotel is expected to open in the beginning of the second quarter of 2008, with the 500-room expansion opening in the third quarter of 2008. We are also quite pleased with the progress on our continued negotiations in Chula Vista, and continue to believe that the opportunity for a West Coast rotational option will yield significant results for the entire network.”

ResortQuest
ResortQuest revenues from continuing operations were $68.1 million, an increase of 4.1 percent compared to the prior-year quarter. ResortQuest operating income was $8.1 million compared to $4.9 million, an increase of 67.7 percent. ResortQuest RevPAR increased 2.4 percent to $111.07 due to a 3.8 percent increase in ADR. Occupancy declined 0.8 percentage points as a result of continued weakness in our Northwest Florida markets. ResortQuest CCF was $13.0 million compared to $9.2 million in the third quarter of 2005. In the third quarter of 2006, ResortQuest had 14,925 units under exclusive management, excluding units reflected in discontinued operations.
ResortQuest revenue, operating income, and CCF were favorably impacted by the net receipt of $4.9 million in connection with the Company’s settlement of its business interruption insurance claim related to hurricanes Ivan, Dennis, and Charley. This receipt has been included in revenue in the accompanying condensed consolidated statement of operations for the three months and nine months ended September 30, 2006.
Also during the third quarter of 2006, as a result of a significant adverse change in the business climate at one of the markets of ResortQuest, we recorded an impairment charge of $0.8 million related to goodwill and certain intangible assets of this market.
“ResortQuest performance came in as expected. Our Southeast region was affected by softness in both the real estate and vacation rental markets as we continue to see some measure of customer reluctance to travel to Florida and Gulf Coast areas which have been affected by hurricanes in the past few years.”
Opry and Attractions
Opry and Attractions segment revenues increased 8.8 percent to $21.5 million in the third quarter of 2006 compared to $19.7 million in the third quarter of 2005. Opry and Attractions reported operating income of $3.0 million for the period compared to operating income of $1.6 million in the third quarter of 2005. CCF increased 54.2 percent to $4.6 million in the third quarter of 2006 from $3.0 million in the prior-year quarter.
Corporate and Other
Corporate and Other operating loss totaled $13.6 million in the third quarter of 2006 compared to an operating loss of $9.0 million in the same period last year. Corporate and Other CCF loss in the third quarter of 2006 increased 28.3 percent to a loss of $9.4 million compared to a loss of $7.3 million in the prior-year quarter.
Bass Pro Shops
For the quarter ended September 30, 2006, Gaylord’s equity income from its investment in Bass Pro Group, LLC was $3.6 million.
Liquidity
As of September 30, 2006, the Company had long-term debt outstanding, including current portion, of $671.7 million and unrestricted and restricted cash of $53.7 million. $497.4 million of the Company’s $600.0 million credit facility remains undrawn at the end of the third quarter of 2006, which includes $12.6 million in letters of credit.
The Company continues to evaluate its financing alternatives for the announced development projects. Such plans could include incurrence of additional indebtedness, sale of non-core assets, or a combination thereof.
Outlook
The following outlook is based on current information as of November 6, 2006. The Company does not expect to update guidance until next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
“In summary, our hospitality business remains strong with solid bookings, continued CCF improvement, high occupancy, and impressive Total RevPAR growth. Our ability to fill openings in booking patterns during the third quarter, which is typically a low demand period, highlights the growing accuracy to which we are able to match demand with availability. As we move into the fourth quarter, we expect continued strong results across our network, which we believe will bring another strong quarter of advanced bookings.”
“Due to the company’s strong performance during the first three quarters of the year, we are maintaining our 2006 guidance levels as previously announced.”
Gaylord’s 2006 outlook reflects approximately 18,600 room nights out of service due to the room renovation at the Gaylord Opryland.

2006
CURRENT

Consolidated Revenue	$924 – 961	Million

Consolidated Cash Flow
Gaylord Hotels	$166 – 171	Million
ResortQuest	$16 – 21	Million
Opry and Attractions	$10 – 11	Million
Corporate and Other	$(37 – 35	Million)

Consolidated CCF	$155 – 168	Million

Gaylord Hotels advance bookings	1.4 – 1.5	Million
Gaylord Hotels RevPAR	8% - 10%
Gaylord Hotels Total RevPAR	8% – 10%
Web Cast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be made available shortly after the call and will run for at least 30 days.

About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates three industry-leading brands — Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, ResortQuest (www.resortquest.com), the nation’s largest vacation rental property management company, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.gaylordentertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new facilities, increased costs associated with building and developing new hotel facilities, business levels at the Company’s hotels, risks associated with ResortQuest’s business, the Company’s ability to successfully integrate and achieve operating efficiencies at ResortQuest, and the ability to obtain financing for new developments. The Company’s ability to achieve forecasted results for its ResortQuest business depends upon levels of occupancy at ResortQuest units under management, returning damaged units to service on a timely basis and the successful roll-out of new ResortQuest technology initiatives. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

[1]	The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period. The Company calculates revenue per available room (“RevPAR”) for its ResortQuest segment by dividing gross lodging revenues by room nights available to guests for the period. The Company’s ResortQuest segment revenue represents a portion of the gross lodging revenues based on the services provided by ResortQuest. ResortQuest segment revenue and operating expenses include certain reimbursed management contract expenses incurred in the period of $12.5 million and $11.4 million for the three months ended September 30, 2006 and 2005, respectively.

[2]	The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

[3]	Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom and CBS stock we own and changes in the fair value of the derivative associated with our secured forward exchange contract and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom and CBS stock and derivatives are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.

[4]	As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8% and 6.75% senior notes) also excludes the impact of pre-opening costs, impairment charges, the non-cash portion of the naming rights and Florida ground lease expense, non-recurring ResortQuest integration charges which when added to other expenses related to the merger do not exceed $10 million, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses), including the $5.4 million gain on the collection of a note receivable held by ResortQuest and dividends received from our investments in unconsolidated companies. The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, CFO	Elliot Sloane
Gaylord Entertainment	Sloane & Company
(615) 316-6101	(212) 446-1860
dkloeppel@gaylordentertainment.com	esloane@sloanepr.com
~or~	~or~
Key Foster, VP Treasury, Strategic Planning &	Josh Hochberg
Investor Relations	Sloane & Company
Gaylord Entertainment	(212) 446-1892
(615) 316-6132	jhochberg@sloanepr.com
kfoster@gaylordentertainment.com
~or~
Rob Tanner, Director
Investor Relations
Gaylord Entertainment
(615) 316-6572
rtanner@gaylordentertainment.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sep. 30		Sep. 30
	2006	2005	2006	2005

Revenues (a)(b)	$231,907	$207,951	$708,634	$645,893
Operating expenses:
Operating costs (b)	152,573	141,993	456,002	420,854
Selling, general and administrative (c)	47,251	43,536	141,535	134,517
Impairment charge	832	—	832	—
Preopening costs	2,432	1,213	4,997	3,329
Depreciation and amortization	21,686	20,899	64,287	62,023

Operating income	7,133	310	40,981	25,170

Interest expense, net of amounts capitalized	(17,761)	(18,474)	(53,613)	(54,449)
Interest income	853	662	2,295	1,820
Unrealized gain (loss) on Viacom stock	13,453	10,828	820	(37,070)
Unrealized (loss) gain on derivatives	(5,601)	(10,753)	13,730	29,233
Income from unconsolidated companies	2,571	2,098	8,374	1,980
Other gains and (losses), net (d)	1,972	1,102	8,698	6,022

Income (loss) before (benefit) provision for income taxes	2,620	(14,227)	21,285	(27,294)

(Benefit) provision for income taxes	(3,127)	(4,753)	9,937	(8,740)

Income (loss) from continuing operations	5,747	(9,474)	11,348	(18,554)

Income (loss) from discontinued operations, net of taxes	564	(2,143)	2,961	(2,331)

Net income (loss)	$6,311	$(11,617)	$14,309	$(20,885)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.14	$(0.24)	$0.28	$(0.46)
Income (loss) from discontinued operations, net of taxes	$0.02	$(0.05)	$0.07	$(0.06)

Net income (loss)	$0.16	$(0.29)	$0.35	$(0.52)

Fully diluted net income (loss) per share:
Income (loss) from continuing operations	$0.14	$(0.24)	$0.27	$(0.46)
Income (loss) from discontinued operations, net of taxes	$0.01	$(0.05)	$0.07	$(0.06)

Net income (loss)	$0.15	$(0.29)	$0.34	$(0.52)

Weighted average common shares for the period:
Basic	40,655	40,234	40,521	40,126
Fully-diluted	41,636	40,234	41,563	40,126

(a)	Includes a net recovery of $4,922 received in connection with the Company’s settlement of its business interruption insurance claim related to hurricanes Ivan, Dennis, and Charley for the three and nine months ended September 30, 2006.

(b)	Includes certain ResortQuest reimbursed management contract expenses incurred in the period of $12,475 and $11,398 for the three months ended September 30, 2006 and 2005, respectively, and $33,422 and $31,614 for the nine months ended September 30, 2006 and 2005, respectively.

(c)	Includes non-cash lease expense of $1,627 and $1,638 for the three months ended September 30, 2006 and 2005, respectively, and $4,917 and $4,914 for the nine months ended September 30, 2006 and 2005, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense and other property lease expense on a straight-line basis.

(d)	Includes a non-recurring $5.4 million gain related to the collection of a note receivable, held by ResortQuest, previously considered to be uncollectible for the nine months ended September 30, 2006.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Sep. 30	Dec. 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$40,919	$58,719
Cash and cash equivalents — restricted	12,819	19,688
Short-term investments	357,396	—
Trade receivables, net	51,261	37,154
Estimated fair value of derivative assets	236,749	—
Deferred financing costs	17,238	26,865
Deferred income taxes	—	8,861
Other current assets	34,692	29,276
Current assets of discontinued operations	9	7,726

Total current assets	751,083	188,289

Property and equipment, net of accumulated depreciation	1,550,606	1,404,211
Intangible assets, net of accumulated amortization	24,048	27,768
Goodwill	173,323	177,556
Indefinite lived intangible assets	40,315	40,315
Investments	82,710	429,295
Estimated fair value of derivative assets	—	220,430
Long-term deferred financing costs	16,359	29,144
Other long-term assets	20,361	14,135
Long-term assets of discontinued operations	—	1,447

Total assets	$2,658,805	$2,532,590

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,247	$1,825
Secured forward exchange contract	613,054	—
Accounts payable and accrued liabilities	220,779	186,540
Deferred income taxes	85,086	—
Current liabilities of discontinued operations	584	7,802

Total current liabilities	921,750	196,167

Secured forward exchange contract	—	613,054
Long-term debt and capital lease obligations, net of current portion	669,423	598,475
Deferred income taxes	89,678	177,652
Estimated fair value of derivative liabilities	2,443	1,994
Other long-term liabilities	91,399	96,488
Long-term liabilities and minority interest of discontinued operations	279	193
Stockholders’ equity	883,833	848,567

Total liabilities and stockholders’ equity	$2,658,805	$2,532,590

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
	2006		2005		2006		2005
	$	Margin	$	Margin	$	Margin	$	Margin

Consolidated
Revenue (1)	$231,907	100.0%	$207,951	100.0%	$708,634	100.0%	$645,893	100.0%

Net income (loss)	$6,311	2.7%	$(11,617)	-5.6%	$14,309	2.0%	$(20,885)	-3.2%
Loss (income) from discontinued operations, net of taxes	(564)	-0.2%	2,143	1.0%	(2,961)	-0.4%	2,331	0.4%
(Benefit) provision for income taxes	(3,127)	-1.3%	(4,753)	-2.3%	9,937	1.4%	(8,740)	-1.4%
Other (gains) and losses, net	(1,972)	-0.9%	(1,102)	-0.5%	(8,698)	-1.2%	(6,022)	-0.9%
(Income) loss from unconsolidated companies	(2,571)	-1.1%	(2,098)	-1.0%	(8,374)	-1.2%	(1,980)	-0.3%
Unrealized (gain) loss on derivatives	5,601	2.4%	10,753	5.2%	(13,730)	-1.9%	(29,233)	-4.5%
Unrealized loss (gain) on Viacom stock	(13,453)	-5.8%	(10,828)	-5.2%	(820)	-0.1%	37,070	5.7%
Interest expense, net	16,908	7.3%	17,812	8.6%	51,318	7.2%	52,629	8.1%

Operating income	7,133	3.1%	310	0.1%	40,981	5.8%	25,170	3.9%
Depreciation & amortization	21,686	9.4%	20,899	10.0%	64,287	9.1%	62,023	9.6%

Adjusted EBITDA	28,819	12.4%	21,209	10.2%	105,268	14.9%	87,193	13.5%
Pre-opening costs	2,432	1.0%	1,213	0.6%	4,997	0.7%	3,329	0.5%
Impairment charge	832	0.4%	—	0.0%	832	0.1%	—	0.0%
Other non-cash expenses	1,627	0.7%	1,638	0.8%	4,917	0.7%	4,978	0.8%
Non-recurring ResortQuest integration charges (2)	—	0.0%	348	0.2%	—	0.0%	1,816	0.3%
Stock Option expense	1,463	0.6%	—	0.0%	4,723	0.7%	—	0.0%
Other gains and (losses), net (3)	1,972	0.9%	1,102	0.5%	8,698	1.2%	6,022	0.9%
Losses and (gains) on sales of assets	—	0.0%	641	0.3%	558	0.1%	(3,187)	-0.5%
Dividends received	1,244	0.5%	427	0.2%	3,155	0.4%	427	0.1%

CCF	$38,389	16.6%	$26,578	12.8%	$133,148	18.8%	$100,578	15.6%

Hospitality segment
Revenue	$142,250	100.0%	$122,623	100.0%	$464,903	100.0%	$412,802	100.0%
Operating income	9,663	6.8%	2,910	2.4%	67,721	14.6%	46,731	11.3%
Depreciation & amortization	16,115	11.3%	15,861	12.9%	48,281	10.4%	47,040	11.4%
Pre-opening costs	2,432	1.7%	1,213	1.0%	4,997	1.1%	3,329	0.8%
Other non-cash expenses	1,578	1.1%	1,638	1.3%	4,728	1.0%	4,914	1.2%
Stock Option expense	431	0.3%	—	0.0%	813	0.2%	—	0.0%
Other gains and (losses), net	(38)	0.0%	(139)	-0.1%	(124)	0.0%	(475)	-0.1%
Losses on sales of assets	—	0.0%	202	0.2%	89	0.0%	202	0.0%

CCF	$30,181	21.2%	$21,685	17.7%	$126,505	27.2%	$101,741	24.6%

ResortQuest segment
Revenue (1)	$68,149	100.0%	$65,464	100.0%	$185,482	100.0%	$181,407	100.0%
Operating income	8,132	11.9%	4,850	7.4%	8,648	4.7%	5,803	3.2%
Depreciation & amortization	2,894	4.2%	2,677	4.1%	8,379	4.5%	8,009	4.4%
Impairment charge	832	1.2%	—	0.0%	832	0.4%	—	0.0%
Non-recurring ResortQuest integration charges (2)	—	0.0%	348	0.5%	—	0.0%	1,816	1.0%
Other non-cash expenses	49	0.1%	—	0.0%	189	0.1%	—	0.0%
Stock Option expense	258	0.4%	—	0.0%	855	0.5%	—	0.0%
Other gains and (losses), net (3)	852	1.3%	937	1.4%	6,118	3.3%	879	0.5%
Dividends received	—	0.0%	427	0.7%	243	0.1%	427	0.2%
Losses on sales of assets	—	0.0%	—	0.0%	216	0.1%	—	0.0%

CCF	$13,017	19.1%	$9,239	14.1%	$25,480	13.7%	$16,934	9.3%

Opry and Attractions segment
Revenue	$21,461	100.0%	$19,727	100.0%	$58,045	100.0%	$51,272	100.0%
Operating income	2,965	13.8%	1,577	8.0%	3,150	5.4%	1,574	3.1%
Depreciation & amortization	1,404	6.5%	1,375	7.0%	4,255	7.3%	3,927	7.7%
Stock Option expense	174	0.8%	—	0.0%	235	0.4%	—	0.0%
Other gains and (losses), net	8	0.0%	—	0.0%	(342)	-0.6%	1,886	3.7%
Losses and (gains) on sales of assets	—	0.0%	—	0.0%	253	0.4%	(2,077)	-4.1%

CCF	$4,551	21.2%	$2,952	15.0%	$7,551	13.0%	$5,310	10.4%

Corporate and Other segment
Revenue	$47		$137		$204		$412
Operating loss	(13,627)		(9,027)		(38,538)		(28,938)
Depreciation & amortization	1,273		986		3,372		3,047
Other non-cash expenses	—		—		—		64
Stock Option expense	600		—		2,820		—
Other gains and (losses), net	1,150		304		3,046		3,732
Dividends received	1,244		—		2,912		—
Losses and (gains) on sales of assets	—		439		—		(1,312)

CCF	$(9,360)		$(7,298)		$(26,388)		$(23,407)

(1)	Includes a net recovery of $4,922 received in connection with the Company’s settlement of its business interruption insurance claim related to hurricanes Ivan, Dennis, and Charley for the three and nine months ended September 30, 2006.

(2)	Under the terms of Gaylord’s bond indentures and credit facility, non recurring costs and expenses related to the merger of ResortQuest and Gaylord Entertainment in Nov. 2003 are excluded from the calculation of Consolidated Cash Flow (“CCF”). Non-recurring ResortQuest integration charges include severance payments, rebranding expenses, technology integration charges and other related non-recurring expenses related to the merger, not to exceed a total of $10 million.

(3)	Includes a non-recurring $5.4 million gain related to the collection of a note receivable, held by ResortQuest, previously considered to be uncollectible for the nine months ended September 30, 2006.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2006	2005	2006	2005
HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (1)

Occupancy	77.1%	69.3%	78.3%	73.7%
Average daily rate (ADR)	$143.88	$143.69	$152.76	$147.65
RevPAR	$110.99	$99.59	$119.55	$108.75
OtherPAR	$146.63	$125.36	$161.34	$142.76
Total RevPAR	$257.62	$224.95	$280.89	$251.51

Revenue	$142,250	$122,623	$464,903	$412,802
CCF	$30,181	$21,685	$126,505	$101,741
CCF Margin	21.2%	17.7%	27.2%	24.6%

Gaylord Opryland (1)

Occupancy	82.1%	71.9%	79.5%	73.8%
Average daily rate (ADR)	$139.48	$140.18	$141.90	$135.36
RevPAR	$114.53	$100.85	$112.84	$99.87
OtherPAR	$139.87	$112.23	$141.95	$112.93
Total RevPAR	$254.40	$213.08	$254.79	$212.80

Revenue	$65,108	$53,028	$197,740	$162,198
CCF	$15,440	$9,035	$50,854	$34,761
CCF Margin	23.7%	17.0%	25.7%	21.4%

Gaylord Palms

Occupancy	72.6%	61.0%	80.4%	75.8%
Average daily rate (ADR)	$154.15	$157.10	$175.15	$170.45
RevPAR	$111.86	$95.79	$140.87	$129.26
OtherPAR	$177.91	$145.06	$206.61	$198.46
Total RevPAR	$289.77	$240.85	$347.48	$327.72

Revenue	$37,483	$31,155	$133,376	$125,790
CCF	$7,414	$4,572	$40,580	$36,830
CCF Margin	19.8%	14.7%	30.4%	29.3%

Gaylord Texan

Occupancy	73.5%	72.1%	75.0%	72.4%
Average daily rate (ADR)	$154.12	$150.58	$164.31	$160.02
RevPAR	$113.35	$108.51	$123.17	$115.83
OtherPAR	$156.64	$153.43	$185.44	$172.31
Total RevPAR	$269.99	$261.94	$308.61	$288.14

Revenue	$37,532	$36,413	$127,301	$118,860
CCF	$6,842	$7,537	$33,403	$28,681
CCF Margin	18.2%	20.7%	26.2%	24.1%

Nashville Radisson and Other (2)

Occupancy	70.7%	70.8%	72.8%	68.6%
Average daily rate (ADR)	$88.80	$86.89	$89.87	$87.41
RevPAR	$62.76	$61.48	$65.39	$59.97
OtherPAR	$13.52	$11.24	$14.22	$12.01
Total RevPAR	$76.28	$72.72	$79.61	$71.98

Revenue	$2,127	$2,027	$6,486	$5,954
CCF	$485	$541	$1,668	$1,469
CCF Margin	22.8%	26.7%	25.7%	24.7%

RESORTQUEST OPERATING METRICS:

ResortQuest Segment (3)

Occupancy	57.0%	57.8%	55.0%	56.9%
Average daily rate (ADR)	$194.70	$187.63	$175.23	$163.78
RevPAR	$111.07	$108.51	$96.35	$93.12
Total Units	14,925	16,900	14,925	16,900

(1)	Excludes 8,941 and 16,001 room nights that were taken out of service during the three months ended September 30, 2006 and 2005, respectively, and 9,866 and 23,941 room nights that were taken out of service during the nine months ended September 30, 2006 and 2005, respectively, as a result of the rooms renovation program at Gaylord Opryland.

(2)	Includes other hospitality revenue and expense.

(3)	Excludes units in discontinued markets and units out of service, including units damaged by hurricanes.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
RECONCILIATION OF FORWARD-LOOKING STATEMENTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	Guidance Range
	(Full Year 2006)
	Low	High
Consolidated
Estimated Operating income (loss)	$35,300	$48,300
Estimated Depreciation & amortization	89,200	89,200

Estimated Adjusted EBITDA	$124,500	$137,500
Estimated Pre-opening costs	5,800	5,800
Estimated Non-cash lease expense	6,700	6,700
Estimated Stock Option Expense	6,100	6,100
Estimated Gains and (losses), net	11,900	11,900

Estimated CCF	$155,000	$168,000

Hospitality segment
Estimated Operating income (loss)	$86,600	$91,600
Estimated Depreciation & amortization	66,300	66,300

Estimated Adjusted EBITDA	$152,900	$157,900
Estimated Pre-opening costs	5,800	5,800
Estimated Non-cash lease expense	6,400	6,400
Estimated Stock Option Expense	900	900
Estimated Gains and (losses), net	—	—

Estimated CCF	$166,000	$171,000

ResortQuest segment
Estimated Operating income (loss)	$(4,400)	$600
Estimated Depreciation & amortization	12,500	12,500

Estimated Adjusted EBITDA	$8,100	$13,100
Estimated Non-cash lease expense	300	300
Estimated Stock Option Expense	1,000	1,000
Estimated Gains and (losses), net	6,600	6,600

Estimated CCF	$16,000	$21,000

Opry and Attractions segment
Estimated Operating income (loss)	$4,300	$5,300
Estimated Depreciation & amortization	5,600	5,600

Estimated Adjusted EBITDA	$9,900	$10,900
Estimated Stock Option Expense	100	100
Estimated Gains and (losses), net	—	—

Estimated CCF	$10,000	$11,000

Corporate and Other segment
Estimated Operating income (loss)	$(51,200)	$(49,200)
Estimated Depreciation & amortization	4,800	4,800

Estimated Adjusted EBITDA	$(46,400)	$(44,400)
Estimated Stock Option Expense	4,100	4,100
Estimated Gains and (losses), net	5,300	5,300

Estimated CCF	$(37,000)	$(35,000)